Exhibit 10.2
PSU Agreement
Version 2 (Bewkes Upfront Grant)
For Use in January 2008
Performance Stock Units Agreement
General Terms and Conditions
          WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance stock units (the “PSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein, and such grant is required under Section 3.5 of the Amended and Restated Employment Agreement dated December 11, 2007 between the Participant and the Company (such employment agreement, as it may be amended, superseded or replaced, the “Employment Agreement”).
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
a)	“Cause” means, “Cause” as defined in the Employment Agreement.

b)	“Participant” means an individual to whom PSUs have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

c)	“Performance Level” means the level of performance achieved by the Company during a measurement period (generally, the Performance Period) based on the TSR Percentile for such period or a portion of such period, which shall determine the percentage of Target PSUs that will vest, as set forth in the Notice of Grant of Performance Stock Units.

d)	“Performance Period” means the period commencing and ending on the dates set forth in the Notice of Grant of Performance Stock Units.

e)	“Plan” means the equity plan maintained by the Company that is specified in the Notice of Grant of Performance Stock Units, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

f)	“Retirement” means a termination of employment by the Participant (i) following the attainment of age 55 with ten (10) or more years of service as an employee or a director with the Company or any Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.

g)	“Shares” means shares of Common Stock of the Company.

h)	“Sub-Performance Period” means the periods within the Performance Period commencing and ending on the dates set forth in the Notice of Grant of Performance Stock Units.

i)	“Total Shareholder Return” or “TSR” means a company’s total shareholder return, calculated based on stock price appreciation during a specified measurement period plus the value of dividends paid on such stock during the measurement period (which shall be deemed to have been reinvested in the underlying company’s stock effective the “ex-dividend” date based on the closing price for such company for purposes of measuring TSR).

j)	“TSR Percentile” means the percentile rank of the TSR for the Shares during a specified measurement period (generally the Performance Period) relative to the TSR for each of the companies in the S&P 500 Index (the “Index”) at the beginning and throughout such measurement period; provided, however, that for purposes of measuring the TSR Percentile, (i) the Index shall be deemed to include companies that were removed from the S&P 500 Index during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchange (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange) or Philadelphia Stock Exchange; (ii) Time Warner Cable Inc. shall not be considered to be part of the Index for measurement purposes even if it is included in the S&P 500 Index during some or all of the measurement period; and (iii) the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock on the composite tape for the 30 trading days prior to and including the beginning or ending date, as applicable, of the measurement period.

k)	“Vesting Date” means the vesting date set forth in the Notice of Grant of Performance Stock Units.
2.	Grant of Performance Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the target number of PSUs (the “Target PSUs”) set forth on the Notice of Grant of Performance Stock Units (the “Notice of Grant of Performance Stock Units”). Each PSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein, subject to achievement of the relevant performance criteria. The Target PSUs represent the number of PSUs that will vest on the Vesting Date if the Company achieves the “Target” Performance Level for the Performance Period, and the Participant remains in

Employment through the Vesting Date. PSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.
3.	Dividend Equivalents and Retained Distributions. The Participant shall not be entitled to receive any dividend equivalent payments and the PSUs shall not otherwise be credited or adjusted to reflect any regular cash dividend on the Shares that is paid while the PSUs are outstanding hereunder. If on any date while PSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, then, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each Target PSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”) unless the Board has in its sole discretion (and in a manner consistent with Section 19 of the Plan) determined that an amount equivalent to such dividend or distribution shall be paid currently to the Participant; provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of PSUs (i.e., by increasing the number of Target PSUs) equal to the product of (I) the aggregate number of Target PSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions as the PSUs to which they relate.
4.	Vesting and Delivery of Vested Securities.
a)	Subject to the terms and provisions of the Plan and this Agreement, on the Vesting Date, the Company shall issue or transfer to the Participant the number of Shares corresponding to the Performance Level achieved during the Performance Period and the Retained Distributions, if any, covered by the Award. Except as otherwise provided in paragraphs 5, 6 and 7, the vesting of such PSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in Employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice of Grant of Performance Stock Units).

b)	PSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of PSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of PSUs will not be considered to be held by the Participant for any purpose.

c)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

d)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares or Retained Distributions shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
5.	Termination of Employment.
(a)	If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant for any reason other than those described in clauses (b), (c) and (d) below prior to the Vesting Date, then the PSUs covered by the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, unless otherwise provided in the Employment Agreement.

(b)	If the Participant’s Employment terminates as a result of his or her death prior to the end of the Performance Period, then the Company shall immediately issue or transfer to the Participant’s estate a pro rata portion of the number of Shares underlying the PSUs that would have vested (if any) if the Performance Period (and the then-current Sub-Performance Period) ended on the date of the Participant’s death plus all Retained Distributions relating thereto; provided, however, that in the event such termination of Employment due to death occurs prior to the first anniversary of the Date of Grant, then the pro rata number of PSUs that vest shall be based on the number of Target PSUs, without regard to the actual Performance Level achieved through such date. The pro rata amount of PSUs that shall vest upon the Participant’s death shall be determined by multiplying
(x)	the full number of PSUs covered by the Award that would vest based on the actual Performance Level achieved through the date of death (or, in the case of death prior to the first anniversary of the Date of Grant, based on the number of Target PSUs) by;

(y)	a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of the Participant’s death, and the denominator of which shall be 1827.
If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.
The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited.
(c)	If the Participant’s Employment is terminated at the end of the “Disability Period” (as defined in the Employment Agreement), then the Participant shall remain entitled to receive a pro rata portion of the PSUs that would otherwise vest (if any) on the Vesting Date based on the actual Performance Level achieved for the full Performance Period, and any Retained Distributions relating thereto, and such pro rata portion of the PSUs shall become vested, and Shares subject to such PSUs shall be issued or transferred to the Participant on the Vesting Date as follows:
(x)	the number of PSUs covered by the Award that would vest on the Vesting Date (based on the actual Performance Level achieved for the full Performance Period) multiplied by;

(y)	a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of such termination of Employment, and the denominator of which shall be 1827.
If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.
The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited following the end of the Performance Period.
(d)	If the Participant’s Employment is terminated pursuant to Section 4.2 of the Employment Agreement or due to Retirement, then the Participant shall remain entitled to receive a pro rata portion of the PSUs that would otherwise vest (if any) on the Vesting Date based on the highest Performance Level achieved for the period(s) beginning January 1, 2008 and ending on each December 31 occurring thereafter for each year completed during the Performance Period, including the full year in which the termination of Employment occurs (or ending on December 31, 2008 if Participant elects to retire pursuant to the second sentence of Section 4.6 of the Employment Agreement) and any Retained Distributions relating thereto, and such pro rata portion of the PSUs and Retained Distributions shall become vested, and Shares subject to such PSUs and such Retained Distributions shall be issued or transferred to the Participant not later than March 15 of the year following the effective date of the termination of Employment, as follows:
(x)	the number of PSUs covered by the Award that would vest on the Vesting Date (based on the Performance Level achieved for the applicable portions of the Performance Period) multiplied by;

(y)	20% if Participant’s Employment terminates because Participant elects to retire pursuant to the second sentence of Section 4.6 of the Employment Agreement or, in other circumstances, a fraction, the numerator of which shall be the number of days from the Date of Grant through the effective date of such termination of Employment, and the denominator of which shall be 1827.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.
The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited.
For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate. Notice of any such approved leave of absence should be sent to the Company at One Time Warner Center, New York, New York 10019, attention: Director, Global Stock Plans Administration, but such notice shall not be required for the leave of absence to be considered approved.
In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, the Participant shall have no claim against the Company with respect to the PSUs and related Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.
6.	Acceleration of Vesting Date. Subject to paragraphs 4(d) and 7, in the event a Change in Control occurs prior to the end of the Performance Period, the PSUs shall immediately vest and the Participant shall receive immediate payment in respect thereof determined as the sum of the following amounts:
(x)	the number of PSUs covered by the Award that would have vested (if any) if the Performance Period (and the then-current Sub-Performance Period) ended on the date of the Change in Control (based on the actual Performance Level achieved through the date of the Change in Control) multiplied by a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of such Change in Control, and the denominator of which shall be 1827;

(y)	the number of Target PSUs multiplied by a fraction, the numerator of which shall be the number of days from the date of such Change in Control through the last day of the Performance Period, and the denominator of which shall be 1827; and

(z)	all related Retained Distributions.
If the sum of the amounts above would result in a fractional share, such fractional share shall be rounded to the next higher whole share.
7.	No Limitation on Acceleration Due to Section 280G. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Participant hereunder as a result of the acceleration of vesting of the PSUs pursuant to paragraph 6 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the provisions of Section 11 of the Employment Agreement shall apply, and, accordingly, there will be no limitation on the acceleration of vesting of the PSUs pursuant to paragraph 6 of this Agreement and no reduction in the number of PSUs or any Retained Distributions related thereto that would vest due to Section 280G or Section 4999 of the Code.
The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.
8.	Withholding Taxes. The Participant agrees that,
a)	Obligation to Pay Withholding Taxes. Upon the vesting of any portion of the Award of PSUs and the Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such vesting. The Company’s obligation to deliver the Shares subject to the PSUs or to pay any Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Shares issued in connection with the vesting of PSUs or the Retained Distributions, as applicable, or any payment of any kind otherwise due to the Participant any Federal, state, local or foreign withholding taxes due with respect to such vesting or payment.

b)	Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash, the Participant shall have the right to elect to pay the required withholding tax associated with a vesting with Shares to be received upon vesting. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the average of the high and low sales price of a Share on the New York Stock Exchange on the date the withholding tax becomes due (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant who is required to pay the required withholding tax in cash fails to do so within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon vesting. Elections must be made in conformity with conditions established by the Committee from time to time.

c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with stock must be made on or prior to the Tax Date and will be irrevocable once made.

9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement, the Plan and the Employment Agreement, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions); provided that, in the event of any inconsistency between the terms of this Agreement and the Plan, on the one hand, and the Employment Agreement, on the other hand, the provisions of the Employment Agreement shall govern.

10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the PSUs or any Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such PSUs and any Retained Distributions relating thereto.

11.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without Cause, notwithstanding the fact that some or all of the PSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the PSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Inc., at One Time Warner Center, New York, NY 10019, Attention: Director, Global Stock Plans Administration, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

18.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.	Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of PSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding PSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.